Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE ANNOUNCES CLOSING THE SALE OF KCR AND GIVES OUTLOOK FOR

THE FIRM FOR THE REMAINDER OF 2012 AND 2013

TAMPA, FL – April 3, 2012 – Kforce Inc. (NASDAQ: KFRC), a provider of professional staffing services and solutions, today announced the completion of the sale of all of the issued and outstanding shares of capital stock of Kforce Clinical Research, Inc. (“KCR”) for an aggregate purchase price of $50 million in cash. The transaction will result in a pre-tax book gain of approximately $36 million. In addition, the Firm announced a number of tax planning steps associated with the approximate taxable gain of $41 million, which will allow the Firm to defer all the tax liability related to the gain.

David Dunkel, Chairman and Chief Executive Officer said, “As a result of an extensive review of our business and the changing landscape in the pharmaceutical industry, we have decided to sell our Clinical Research business. Selling this division was a logical step for us as we continue to narrow our focus, streamline our business mix and concentrate our resources on our core service offerings. We are excited for our KCR team as they will now be part of an organization with a global presence and additional functional capabilities. We believe inVentiv Health, Inc. will offer our KCR associates significant opportunities for professional growth. The divestiture of KCR will reduce the operating complexities of Kforce going forward.”

Mr. Dunkel further commented, “The Firm is also taking steps to maximize the cash retained from the transaction and allow us to further reduce our outstanding debt, which will benefit our shareholders.”

Kforce is taking the following steps coincident with the transaction:

•

As a one-time event for tax planning purposes, the Firm is accelerating the vesting of all outstanding and unvested Long Term Incentive grants (LTI’s). The awards were previously granted as a result of meeting pre-established performance criteria. The remaining vesting periods were for retention purposes only.

•	Though management’s current stock holdings have historically been well in excess of any requirements, the Firm has adopted additional measures to strengthen retention of its executive team, including:

•	An increase in the stock ownership requirement for the Chief Executive Officer to the lesser of five times (5×) base salary or 200,000 shares

•	Expansion of its stock ownership requirements to include the 17 most senior executives

•	A six-month holding requirement for shares affected by this accelerated vesting

Joe Liberatore, Chief Financial Officer, commented, “During the negotiation of the stock purchase agreement for the divestiture, the Firm engaged in a process to identify actions that could be taken to defer the tax liability relating to this gain. After an exhaustive review, assisted by our outside advisors, we concluded that accelerating the vesting of all outstanding unvested LTI’s was the only option that would result in a 2012 tax deduction for Kforce that could defer the entire tax obligation related to the divestiture.”

Bill Sanders, President added, “We believe that the divestiture of KCR and our ability to maximize the cash retained from this transaction provides a significant benefit to our shareholders. We were able to essentially reduce outstanding debt to zero as of March 30th through the acceleration of vesting of shares whose performance criteria had already been met while still maintaining strong retention incentives for our management team.”

Outlook for 2012 and 2013

In discussing 2012 trends and expectations, Mr. Dunkel said, “We are very pleased with the Firms positioning and our ability to capture market share, and remain excited about our prospects. Continuing strong demand in our Technology, Finance & Accounting and HIM businesses, which continue to grow at annual rates in excess of 10% should allow us to replace the lost revenue from KCR over the next twelve months. Our KGS business has also performed very well in Q1, with seven new awards that will provide $30 million in additional revenue annually once they are staffed. Early indications of first quarter revenue and gross margin results for all of our remaining businesses are positive and reflect trends we have been experiencing for the last two quarters.”

Mr. Liberatore stated, “Our business is performing well and we are prepared to make adjustments as necessary as we move forward to grow earnings as revenues grow. We believe 2012 analyst consensus estimates for revenues, exclusive of KCR, and earnings per share remain reasonable.”

Mr. Liberatore continued, “As we look beyond this year and into 2013, we expect to create additional operating leverage and believe analyst consensus EPS estimates in 2013 may be conservative despite the reduction in revenues associated with the sale. This outlook assumes a similar business operating environment and mix as currently exists and does not consider any benefit that we might derive from the redeployment of capital for stock repurchases or acquisitions or any acceleration in gross margin expansion.”

Additional information related to the Firm’s 2012 continuing operations for quarters 2-4 is as follows:

•	Gross margin of approximately 31.5% to 32.5%

•	SG&A of approximately 25.0% to 26.0%

•	Tax rate of approximately 40.0%

•	Fully diluted shares outstanding of approximately 36.9 million

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health and life sciences. Backed by more than 2,200 associates and approximately 10,500 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health Information Management and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.